Exhibit 4.50

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made as of June 20, 2012 by and between Ku6 Media Co., Ltd., a Cayman Islands company (the “Company”) and Kumella Holdings Limited (“Kumella”), a British Virgin Islands company and several individuals listed in Schedule I (together with Kumella, collectively the “Seller”).  The Seller and the Company are hereinafter collectively referred to as the “parties” and each individually as a “party.”

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the Seller desires to surrender to the Company, and the Company desires to repurchase from the Seller, a certain number of Shares (as defined below) and ADSs (as defined below), pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree to as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  As used herein, the following terms have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by applicable law to close.

“Shares” means ordinary shares of the Company, par value US$0.00005 per share.

“ADSs” means outstanding American Depositary Shares, each representing 100 ordinary shares with a par value of US$0.00005 per share issued by the Company.

ARTICLE 2
REPURCHASE

Section 2.01.  Repurchase of Shares.  Subject to the terms and conditions of this Agreement, the Company agrees to repurchase from the Seller at the Closing and the Seller agrees to surrender to the Company at the Closing 269,409,276 Shares at a repurchase price of US$0.0291 per Share and 79,717 ADSs at a repurchase price of US$2.91 per share of ADSs listed in Schedule II.

The Shares and ADSs repurchased by the Company pursuant to this Agreement shall be hereinafter referred to as the “Repurchased Shares”.  The total repurchase price for the Repurchased Shares shall be hereinafter referred to as the “Repurchase Price”.

Section 2.02.  Closing.  The closing (the “Closing”) of the repurchase of the Repurchased Shares hereunder shall take place at Building 6, Zhengtongchuangyi Centre, No 18, Xibahe Xili, Chaoyang District, Beijing 100028, PRC as soon as possible but no later than July 31, 2012.  The date on which the Closing occurs, as may be mutually agreed by the parties, is hereinafter referred to as the “Closing Date”. The obligations of the Company and the Seller to consummate the Closing are subject to the satisfaction of the following conditions:

a.              No Applicable Law shall prohibit the consummation of the Closing.

b.              The shareholders of the Company shall have approved the Company to repurchase the Repurchased Shares at a duly convened shareholders’ meeting of the Company pursuant to the requirements of the memorandum and articles of the Company.

Section 2.03. Deliveries by the Seller.  At the Closing, the Company shall pay to the Seller the Repurchase Price in immediately available funds by wire transfer to the below account:

Account Name: KUMELLA HOLDINGS LIMITED

Bank: Standard Chartered Bank (HK) Ltd

Account Number: ########### (USD)

Swift: SCBLHKHHXXX

Bank Address: 13/F, Standard Chartered Bank Building, 4-4A Des Voeux Road, Central, Hong Kong

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Company as of the date hereof that:

Section 3.01.  Corporate Existence and Power.  Kumella is a company duly incorporated, validly existing and in good standing under the laws of British Virgin Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by Kumella of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Kumella and have been duly authorized by all necessary corporate action on the part of Kumella.  This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby require no approval or action by or filing with or notice to any governmental authority, except for the filing by the Seller with competent administration of foreign exchange with respect to the transactions contemplated hereby.

Section 3.04.  Noncontravention.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Kumella, (ii) violate any applicable law, government order, decree or judgment or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller.

Section 3.05.  Valid Issuance of Repurchased Shares.  At the Closing, the Company will acquire good and valid title to the Repurchased Shares, which, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer.

Section 3.06. Litigation.  There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Seller, threatened against or affecting the Seller before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.07. Big Boy Provision.

(a)                                 The Seller understands and acknowledges that the Company has access to (and may be or are in possession of) information about the Company and the Repurchased Shares (which may include material, non-public information) that may be or is material and superior to the information available to the Seller, that the Seller does not have such access to such information, and that the Seller has specifically requested that the Company does not share any such information with the Seller. The Seller acknowledges that it is surrendering the Repurchased Shares to the Company without any reliance on the Company or its representatives, that the repurchase has not been solicited by the Company, and that this transaction has been entered into at the Seller’s initiative based on its current investment strategies.

(b)                       The Seller represents to the Company that it, together with its professional advisers, is a sophisticated investor with respect to the Repurchased Shares and the Company, and is capable of evaluating the risks associated with a transaction involving the Repurchased Shares and the Company, including the risk of transacting on the basis of inferior information, and that the Seller is capable of sustaining any loss resulting therefrom without material injury.  The Seller recognizes that it believes that the Repurchased Shares are worth significantly more than the repurchase price, but the Seller acknowledges that it would surrender them, and have been actively seeking to sell them, on the proposed terms to any willing seller at this time.

(c)                        The Seller acknowledges and agrees that, except for payment of the Repurchase Price for the Repurchased Shares, the Company will not have any liability arising from this transaction, including any liability under the securities or other laws, rules and regulations.

(d)                       The Seller also specifically acknowledges that the Company would not enter into this transaction in the absence of the Seller’s representations and acknowledgments set out under this Section 3.07, and that this Section 3.07, including such representations and acknowledgments, are a fundamental inducement to the Company, and a substantial portion of the consideration provided by the Company, in this transaction, and that the Company would not enter into this transaction but for this inducement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Seller as of the date hereof that:

Section 4.01. The Company has all the necessary authorization and capacity, to enter into and to perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

Section 4.02. Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of the Company, (ii) violate any applicable law, government order, decree or judgment or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company.

Section 4.03. Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no approval or action by or filing with or notice to any governmental authority.

Section 4.04. Litigation.  There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting the Company before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.01. Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further condition:

(a)                       Representations and Warranties. All representations and warranties of the Seller contained in Article 3 shall be true and accurate as of the date of this Agreement and as of the Closing Date as though newly made on and as of the Closing Date.

ARTICLE 6
MISCELLANEOUS

Section 6.01.  Termination. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the Company and the Seller.

Section 6.02.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of New York, without regard to the conflicts of law rules of such jurisdiction.

Section 6.03.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.04.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the day first above written.

Ku6 Media Co., Ltd.

By:	/s/ Yu Shi
	Name:	Yu Shi
	Title:	Chief Executive Officer

Kumella Holdings Limited

By:	/s/ Shanyou Li
	Name:	Shanyou Li
	Title:	Director

Shanyou Li

By:	/s/ Shanyou Li

Xingye Zeng

By:	/s/ Xingye Zeng

Zhizhong Hao

By:	/s/ Zhizhong Hao

Schedule I

Name of the Seller	ID number
Shanyou Li	##################
Xingye Zeng	##################
Zhizhong Hao	##################

Schedule II

Seller	Form of the Shares	Number
Kumella Holdings Limited	Ordinary Shares	257,106,176
Shanyou Li	Ordinary Shares	8,999,200
	ADRs	79,717
Xingye Zeng	Ordinary Shares	1,028,400
Zhizhong Hao	Ordinary Shares	2,275,500